Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Greg Gadel, Executive Vice President and Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, Inc. Announces $18.2 Million Private Placement

MINNEAPOLIS (February 24, 2004) BUCA, Inc. (NASDAQ: BUCA) today announced that it has entered into a definitive securities purchase agreement for the sale in a private placement of 3.3 million shares of newly issued common stock to institutional investors. The purchase price is $5.50 per share and will result in net proceeds of approximately $17 million.

The company intends to use the net proceeds from this private placement for partial repayment of the term loan under the company’s existing credit agreement and for general corporate purposes.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. However, as part of the transaction, the company agreed to file a registration statement on Form S-3 no later than 30 days after the closing of the transaction with the Securities and Exchange Commission for purposes of registering the resale of the shares of common stock issued in the private placement.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of the company’s securities under the resale registration statement will be made only by means of a prospectus.

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 105 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.